UNDERWRITING & SELLING AGREEMENT

     In regard to the offerings being made by BioCell Innovations, Inc. (BCI), or successors, in a stock offering under the Securities Act of 1933 or an exemption, direct or indirect investment, merger or acquisition, BCI agrees to pay to the Three Arrows Capital Corp. (TAC):

1. A commission of 5% of the gross proceeds of the investment, offering or consideration, contingent upon achieving the minimum specified in any offering if applicable. Warrants on shares at the offering price at the rate of one warrant per twelve shares sold, effective at the minimum, are also granted. The term of the warrants to run from the date of this Agreement and for four years from the end of any offering period, not to exceed five years from the initial date, and cannot be sold, transferred, assigned or hypothecated for at least one year from the effective date of any offering. One registration right is granted.
2. A due diligence fee of $4,000 and consulting fee of $5,950 plus mutually agreed expenses including fees of any state where Three Arrows Capital Corp. must register for the BCI offering. If an offering is terminated, TAC will be reimbursed only for the actual, accountable, out-of-pocket expenses.
3. Hold Three Arrows Capital Corp. and its agents harmless from, and indemnify their agents for, any and all costs of investigation of claims, costs, expenses, attorney fees or other liabilities or disbursements arising out of any administrative investigation or proceeding or any litigation, commenced or threatened, relating to this underwriting which stem from any misstatements or incorrect information from BCI principals, employees, directors or agents, including without limitation, the implementation of this Agreement, the distribution of stock or funds, the investment of funds, the interpretation of this Agreement or similar matters. The Underwriter will not be indemnified for any claims, costs, expenses or other liability arising from its bad faith or negligence or that of its employees, officers, directors or agents.
4. All subscription hecks will be mailed to TAC for prompt deposit to the Escrow Account, at the escrow agent, no later than noon of the next business day. Such funds will be handled in accordance with the Escrow Agreement filed as an exhibit to the offering document. TAC will fully comply with the provisions of Rules 2730, 2740, 2750 and 2420 of the NASD Conduct Rules.

For BCI                         For TAC

/s/ Richard Cole                /s/ Ronald Peterson
(Signature)                     (Signature)
Richard Cole, CEO               Ronald Peterson, President
(Name & title)                  (Name & title)
March 21, 2002                  March 21, 2002
(Date)                          (Date)


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Mr. Richard B. Cole, President and CEO                       March 21, 2002
BioCell Innovations, Inc.
6302 Tall Canyon Court
Katy, TX 77450


Engagement Agreement

Dear Mr. Cole:

     This letter is in addition to an Underwriting and Selling Agreement which is forwarded to you as of this day, and constitutes an agreement for Three Arrows Capital Corp. (TAC) to author the marketing materials and initiate a marketing program to raise capital as well as to write or otherwise coordinate, from an underwriter's standpoint, the business plan and registration statements (if needed) for a filing under the Securities Act of 1933, as amended, or exemption thereto, a PPM or business proposition for a strategic partner, business angel, etc. This agreement reflects our responsibility for communiqu s that will be made with the state and federal regulatory agencies (as necessary) to allow BioCell (or successor), to file a registration statement or to otherwise solicit and raise funds in a public or private offering. In addition to the registration statement, we will jointly develop and execute a marketing plan.

     We will provide complete documentation and a rewritten business plan in a form generally acceptable to the funding community, SEC and state security commissions. In the event of a merger or acquisition in which the Company is not the surviving entity, TAC shall be entitled to receive 5% of the equivalent gross offering value received by the shareholders of the Company, as a group, as a result of such transaction.

     This registration offering document will commence upon receipt of $5,950 for completion of the work above, and an executed Underwriting and Selling Agreement with $4,000 for due diligence. Both checks should be made out to Three Arrows Capital Corp. If you choose to have us conduct a campaign for private funds you should expect communications and other expenses to run approximately $2,000 but success on that front will save you possibly $10,000 or $20,000 in a registration process.

     The above assumes input from you and your advisors and the provision of documentation as requested. This agreement as well as the Underwriting and Selling Agreement both relate to founders and company shares. Experience with such offerings suggests that the CFO or CPA, acting for the firm, is required to provide especially close cooperation with us. The nature of the success of all securities offerings is now and has always been indeterminate. In the case of smaller stock offerings such as Regulation A and SB as well as private placements, the history of such offerings suggests that less than half have been successful to even include breaking escrow. This undertaking assumes that the company knows the difficulty associated with obtaining any and all types of financing in today's marketplace. The placement effort by Three Arrows Capital Corp. is always conducted on a best-efforts basis and no promises or guarantees of such stock being sold are given or implied.

                                            Very truly yours
                                            THREE ARROWS CAPITAL CORP.

                                            /s/ Ronald Peterson

                                            Ronald Peterson
                                            President
Agreed: /s/ Richard Cole, CEO
Dated:      March 21, 2002


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